EXHIBIT 4.6

OPTION AGREEMENT

BETWEEN

AVARON MINING CORP.

AND

AVINO SILVER & GOLD MINES LTD.

DATED the 3rd day of January, 2012

TABLE OF CONTENTS

1	DEFINITIONS	1
2	REPRESENTATIONS, WARRANTIES AND COVENANTS	4
3	ASSOCIATION OF PARTIES	7
4	THE INITIAL OPTION	8
5	THE ADDITIONAL OPTION & ALTERNATIVE ADDITIONAL OPTION	11
6	EXPLORATION	13
7	ROYALTY	13
8	AUTHORITY, DUTIES AND OBLIGATIONS OF THE OPERATOR	14
9	SHARING OF AND CONFIDENTIAL NATURE OF INFORMATION	15
10	NOTICES	16
11	TERMINATION	17
12	FORCE MAJEURE	17
13	DEFAULT	18
14	GENERAL	18

Schedules

Schedule A -	Description of Property
Schedule B -	Joint Venture Terms
Schedule C -	Net Smelter Royalty

THIS OPTION AGREEMENT is dated as of the 3rd day of January, 2012 (the “Execution Date”).

AMONG:

AVINO SILVER & GOLD MINES LTD., a company incorporated under the laws of British Columbia, having an office at #900, 570 Granville Street, Vancouver, British Columbia, Canada V6C 3P1

(the “Company”)

AND:
AVARON MINING CORP. a company incorporated under the laws of British Columbia, having an office at #900, 570 Granville Street, Vancouver, British Columbia, Canada V6C 3P1

(“Avaron”)

W H E R E A S:

A.          The Company is the registered, legal and beneficial holder of a 100% title and interest in fourteen (14) quartz mining leases granted under the Quartz Mining Act (Yukon) in the Yukon Territory known as the Eagle Property, which mining leases are fully described in Schedule A attached hereto (the “Property”); and

B.           The Company wishes to grant Avaron, or a permitted assignee of Avaron, the exclusive right and option to acquire a 100% title and interest in the Property and the parties wish to enter into this Agreement to provide for such right and option and other matters relating to the exploration and development of such mining leases.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the payment by each Party to the other of the sum of $10.00 (the receipt and sufficiency of which is hereby acknowledged by each Party) and of the mutual covenants and agreements contained herein the parties agree as follows:

1.	DEFINITIONS

1.1	In this Agreement and in the Schedules and the recitals hereto, unless the context otherwise requires, the following expressions will have the following meanings:

(a)	“Assets” mean the Property and all other assets acquired or held by the Parties with respect thereto or pursuant to this Agreement as the same may exist from time to time;

(b)
“Commercial Production” means the commercial exploitation of ore but does not include milling for the purpose of testing or milling by a pilot plant or during the initial tune-up period of a plant. Commercial Production will be deemed to have commenced:

(i)
if a plant is located on the Property, on the first day of the month following the first period of 30 consecutive days during which ore has been processed through such plant at an average rate of not less than 70% of the initial rated capacity of such plant, or

(ii)
if no plant is located on the Property, on the first day of the month following the first period of 30 consecutive days during which ore has been shipped from the Property at the rate of not less than 70% of the milling rate specified in a feasibility study recommending placing the Property into commercial production;

(c)
“Encumbrances” means all interests, mortgages, charges, royalties, security interests, liens, encumbrances, actions, claims, demands and equities of any nature whatsoever or however arising and any rights or privileges capable of becoming any of the foregoing;

(d)
“Environmental Laws” means all applicable federal, state, municipal and local laws, statutes, ordinances, by-laws, regulations, orders, directives and decisions, rendered by any ministry, department or administrative or regulatory agency relating to the protection of the environment, or pollutants, contaminants, chemicals, or industrial, toxic or hazardous wastes or substances;

(e)	“Exchange” means the TSX Venture Exchange on which the common shares of the Company are listed for trading;

(f)
 “Exploration Costs” means all costs, outlays and expenses of whatever kind or nature spent or incurred directly or indirectly in connection with the exploration of the Property since the Execution Date including, without limiting the generality of the foregoing, moneys expended in maintaining the Property in good standing and costs incurred in connection with complying with Environmental Laws, all costs incurred in connection with investigations and work normally conducted in exploration and in investigating the feasibility and viability of mining including all baseline environmental studies and pre-feasibility work, all insurance costs, moneys expended in doing and filing assessment work, expenses paid for or incurred in connection with any program of surface or underground prospecting, exploring, geophysical, geochemical and geological surveying, drilling, drifting, raising and other underground work, assaying, mineralogical, engineering and environmental studies, reclamation costs, bonds required to be posted, data preparation and analysis, submissions to government agencies, all associated sales taxes including the goods and services tax, paying the fees, wages, salaries, traveling expenses and fringe benefits of all persons engaged in work with respect to and for the benefit of the Property, money expended in rectifying or addressing an Intervening Event and in paying for food, lodging and other reasonable needs of such persons. For greater certainty, the cash and share payments described at sections 4.2, 4.3 and 5.3 shall not be considered Exploration Costs for the purposes of this Agreement;

(g)	“Interest” means the undivided beneficial percentage interest of a Party in the Property and the Assets;

(h)	“Operator” means the Party acting as Operator with respect to the Property pursuant to this Agreement and the “Non-Operator” means the Party who is not the Operator;

(i)	“Net Smelter Royalty” shall have the meaning set out in Schedule C;

(j)	“Party” means either of the Company or Avaron and their successors and permitted assigns and “Parties” means together, the Company and Avaron and their successors and permitted assigns; and

(k)
“Property” means the mining leases granted under the Quartz Mining Act (Yukon) described in Schedule A, together with the surface rights, mineral rights, personal property and permits associated therewith, and shall include any renewal thereof and any other form of successor or substitute title thereto.

1.2	In this Agreement, unless something in the subject matter or context is inconsistent therewith:

(a)
all references in this Agreement to “articles”, “sections” and other subdivisions or Schedules are to the designated articles, sections or other subdivisions or Schedules of or attached to this Agreement;

(b)	the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section or other subdivision;

(c)	the headings are for convenience only and do not form part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement;

(d)
the singular of any term includes the plural, and vice versa, the use of any term is equally applicable to any gender and, where applicable, a body corporate, the word “or” is not exclusive and the word “including” is not limiting (whether or not non-limiting language is used with reference thereto);

(e)
the words “written” or “in writing” include printing, typewriting or any electronic means of communication capable of being visibly reproduced at the point of reception including telex, telegraph, telecopy, facsimile or e-mail;

(f)
any reference to a statute is a reference to the applicable statute and to any regulations made pursuant thereto and includes all amendments made thereto and in force from time to time and any statute or regulation that has the effect of supplementing or superseding such statute or regulation;

(g)
a “day” shall refer to a calendar day and in calculating all time periods the first day of a period is not included and the last day is included and references to a “business day” shall refer to days on which banks are ordinarily open for business in Vancouver, British Columbia, but if a period ends on a day on which the banks are not open for business in Vancouver, British Columbia, the period will be deemed to expire on the next calendar day on which banks are open for business in Vancouver, British Columbia; and

(h)	all references in this Agreement to “$” or “dollars” are references to the lawful currency of the Canada.

2.	REPRESENTATIONS, WARRANTIES AND COVENANTS

2.1	The Company represents and warrants to Avaron that, as of the date of this Agreement:

(a)
it is a valid and subsisting corporation duly incorporated under the laws of its jurisdiction of incorporation and has full corporate power and authority to execute and deliver this Agreement and to observe and perform its covenants and obligations hereunder and has taken all necessary corporate proceedings and obtained all necessary approvals in respect thereof and, upon execution and delivery of this Agreement by it, this Agreement will constitute a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms except that:

(i)	enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally;

(ii)	equitable remedies, including the remedies of specific performance and injunctive relief, are available only in the discretion of the applicable court;

(iii)	a court may stay proceedings before them by virtue of equitable or statutory powers; and

(iv)	rights of indemnity and contribution hereunder may be limited under applicable law;

(b)
neither the execution of this Agreement nor the consummation of the transactions contemplated hereby conflict with, result in a breach of or accelerate the performance required by any agreement to which it is a party;

(c)	neither the execution of this Agreement nor the consummation of the transactions contemplated hereby, result in a breach of the laws of any applicable jurisdiction or its constating documents;

(d)	it is the legal, beneficial and registered owner of the Property and no person has any right or interest to acquire the Property;

(e)	Schedule A attached hereto accurately sets out all of its interests in the mining leases comprising the Property;

(f)	all of the mining leases constituting the Property have been duly and properly surveyed and have been and are validly held in accordance with applicable laws and regulations;

(g)	it has the legal capacity to hold mining leases in Yukon Territory;

(h)
Avaron has been provided with true and complete copies of all agreements material to the Property, and there are no existing defaults by the Company, or, to its knowledge, the other parties to such agreements;

(i)	it is the legal, beneficial and registered owner of a 100% undivided interest in the Property free and clear of all Encumbrances and has the right to grant an interest in the Property;

(j)	subject to applicable laws, it has the exclusive right to conduct mineral exploration on the Property as contemplated by this Agreement;

(k)
there has been no act or omission by it, or to its knowledge by anyone else, that could result by notice or lapse of time, or both, in the breach, termination, abandonment, forfeiture, relinquishment or other premature termination of the Property or any of its rights with respect thereto;

(l)
the Property is in good standing and no proceedings have been instituted to invalidate or assert an adverse claim or challenge against or to the ownership of or title to the Property, nor is there any basis therefor, and no other person is entitled to an agreement or option to acquire or purchase the Property or any portion thereof, and no person has any royalty or other interest whatsoever, in production from any part of the Property;

(m)	the Property has full and free legal access and there is no fact or condition which would result in the interference with or termination of such access;

(n)
there are no actions, suits or proceedings pending or to its knowledge, threatened, against or adversely affecting or which could adversely affect the Property before any federal, provincial, territorial, municipal or other governmental authority, court, department, commission, board bureau, agency or instrumentality, domestic or foreign, whether or not insured, and which might involve the possibility of any judgment or liability against the Property;

(o)
all work carried out on the Property has been carried out in compliance with all applicable laws, including Environmental Laws, and neither the Company, nor to its knowledge any person, has received any notice of any breach of any such law and it has no knowledge of any facts which would lead a well informed operator in the mining industry to believe there are any environmental liabilities associated with the Property and there are no environmental audits, evaluations, assessments or studies relating to the Property;

(p)
it has made full disclosure to Avaron of all relevant information that it possesses which relates to the Property which could have any effect upon Avaron determining whether it shall enter into this Agreement; and

(q)	no consent or approval is required to permit the execution and delivery of this Agreement by the Company or the performance of its obligations hereunder.

2.2	Avaron represents and warrants to the Company that as of the date of this Agreement:

(a)
it is a valid and subsisting corporation duly incorporated under the laws of its jurisdiction of incorporation and has full corporate power and authority to execute and deliver this Agreement and to observe and perform its covenants and obligations hereunder and has taken all necessary corporate proceedings and obtained all necessary approvals in respect thereof and, upon execution and delivery of this Agreement by it, this Agreement will constitute a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms except that:

(i)	enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally;

(ii)	equitable remedies, including the remedies of specific performance and injunctive relief, are available only in the discretion of the applicable court;

(iii)	a court may stay proceedings before them by virtue of equitable or statutory powers; and

(iv)	rights of indemnity and contribution hereunder may be limited under applicable law;

(b)
neither the execution of this Agreement nor the consummation of the transactions contemplated hereby conflict with, result in a breach of or accelerate the performance required by any agreement to which it is a party;

(c)	neither the execution of this Agreement nor the consummation of the transactions contemplated hereby, result in a breach of the laws of any applicable jurisdiction or its constating documents.

2.3
As soon as reasonably practicable following the Execution Date, the Company shall file notice of this Agreement and the transaction contemplated herein with the Exchange as an “Exempt Disposition”, as that term is defined under the policies of the Exchange. If requested by the Company, Avaron shall assist the Company with providing any additional information or documentation concerning Avaron as may be reasonably required by the Exchange.

2.4
The representations, warranties and covenants hereinbefore set out are conditions on which the Parties have relied in entering into this Agreement and each of the Parties will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by it and contained in this Agreement. The representations and warranties set out herein shall survive for a period of five years following the Execution Date.

3.	ASSOCIATION OF PARTIES

3.1
All transactions, contracts, employments, purchases, operations, negotiations with third parties and any other matter or act undertaken on behalf of the Parties in connection with the Property will be done, transacted, undertaken or performed in the name of the transacting Party only and no Party will do, transact, perform or undertake anything in the name of any other Party or in the joint names of the Parties.

3.2
Except as otherwise expressed in this Agreement, the rights and obligations of the Parties will be, in each case, several, and will not be or be construed to be either joint or joint and several. Nothing contained in this Agreement will, except to the extent specifically authorized hereunder, be deemed to constitute a Party a partner, an agent or legal representative of the other Parties. It is intended that this Agreement will not create the relationship of a partnership among the Parties and that no act done by any Party pursuant to the provisions hereof will operate to create such a relationship.

3.3	Except as specifically provided hereunder:

(a)
each Party will be at liberty to engage, for its own account and without duty to account to the other Party, in any other business or activity outside the Property constituted hereby, including the ownership and operation of any other mining permits, licenses, claims and leases wherever located;

(b)
no Party will be under any fiduciary or other duty or obligation to the other Party which will prevent or impede such Party from participating in, or enjoying the benefits of, competing endeavours of a nature similar to the business or activity undertaken by the Parties hereunder outside of the Property; and

(c)
the legal doctrines of “corporate opportunity” or “business opportunity” sometimes applied to persons occupying a relationship similar to that of the Parties will not apply outside of the Property with respect to participation by any Party in any business activity or endeavour.

3.4
Subject to section 3.5, each Party, in proportion to its Interest at the relevant time, will indemnify and hold the other Party harmless from any claim of or liability to any third person asserted upon the ground that any action taken under this Agreement has resulted in or will result in any loss or damage to such third person, to the extent, but only to the extent, that such claim or liability is paid by the other Party. Prior to earning any Interest, Avaron will indemnify and hold the Company harmless from any claim of or liability to any third person asserted upon the ground that any action taken under this Agreement has resulted in or will result in any loss or damage to such third person, to the extent, but only to the extent, that such claim or liability is paid by the Company, and any such amount when paid to the Company will be included as an Exploration Cost hereunder. The Parties intend that the provisions of this section 3.4 will survive the termination of this Agreement.

3.5
Notwithstanding any other provisions of this Agreement, the Company shall be responsible for, and shall indemnify and hold Avaron harmless from, any claim or liability resulting from breaches of Environmental Laws in respect of the Property existing as at the date of this Agreement from the Company’s activities carried out on the Property. Notwithstanding any other provision of this Agreement, Avaron shall be responsible for, and shall indemnify and hold the Company harmless from any claim or liability resulting from any claim or breaches of Environmental Laws in respect of the Property which were a result of Avaron’s actions or inactions prior to the termination of this Agreement.

4.	THE INITIAL OPTION

4.1
The Company hereby grants to Avaron the exclusive right and option to acquire a 75% Interest in the Property, free and clear of all Encumbrances in accordance with the terms of this Agreement (the “Option”). In connection with the grant of the Option, Avaron shall have the right to enter onto and occupy the Property in order to conduct such activity as is contemplated in this Agreement. Avaron shall comply with the relevant terms of the Company’s mining leases relating to the Property and shall indemnify and hold harmless the Company for any claims, losses or damages suffered or incurred by the Company as a result of Avaron’s failure to so comply.

4.2	In order for Avaron to acquire a 75% Interest it must:

(a)	make a total of $375,000 in cash payments to the Company as annual advance royalties by the fifth anniversary of the Execution Date as set forth in section 4.3;

(b)	issue to the Company a total of 800,000 common shares of Avaron by the fifth anniversary of the Execution Date as set forth in section 4.3.

(c)
incur Exploration Costs totaling $100,000 by the first anniversary of the Execution Date, which will be a firm commitment by Avaron, and therefore to the extent these Exploration Costs are not incurred within this time period, Avaron will forthwith pay the balance not incurred directly to the Company; further, the Parties intend that the provisions of this subsection 4.2(c) will survive the termination of this Agreement; and

(d)
at its sole expense, complete drilling on a total of 35,000 metres in depth, or incur Exploration Costs of up to $7,100,000 in lieu of such drilling (which for greater certainty, includes the $100,000 firm commitment set out in subsection 4.2(c) above), by the fifth anniversary of the Execution Date as set forth in section 4.3.

These obligations must be met in accordance with the schedule set out in this Article 4 in order to keep the Option in good standing.

4.3
In order to keep the Option in good standing and earn a 75% Interest, Avaron shall make payments to the Company by wire transfer or certified cheque in immediately available funds, issue to the Company common shares of Avaron, and incur Exploration Costs, as follows:

(a)	pay $25,000 to the Company, and issue to the Company 150,000 common shares of Avaron within five days of the Execution Date;

(b)
issue to the Company another 150,000 common shares of Avaron and incur $100,000 in Exploration Costs as a firm commitment pursuant to subsection 4.2(c) above, on or before the first anniversary of the Execution Date;

(c)
pay an additional $100,000 to the Company, and at its sole expense, complete drilling at a minimum of 2,500 metres in depth on the Property or incur an additional $625,000 in Exploration Costs in lieu of such drilling, on or before the second anniversary of the Execution Date;

(d)
pay an additional $100,000 to the Company and at its sole expense, complete drilling at a minimum of 5,000 metres in depth or incur an additional $1,000,000 in Exploration Costs in lieu of such drilling, on or before the third anniversary of the Execution Date;

(e)
pay an additional $50,000 to the Company, issue another 250,000 common shares of Avaron to the Company, and at its sole expense, complete drilling at a minimum of 10,000 metres in depth or incur an additional Cdn$2,000,000 in Exploration Costs in lieu of such drilling, on or before the fourth anniversary of the Execution Date; and

(f)
pay an additional $100,000 to the Company, issue 250,000 common shares of Avaron to the Company, and at its sole expense, complete drilling at a minimum of 17,500 metres in depth or incur an additional Cdn$3,375,000 in Exploration Costs in lieu of such drilling, on or before the fifth anniversary of the Execution Date.

4.4
Upon Avaron making the cash payments, issuing common shares to the Company and incurring the Exploration Costs, all as set forth in sections 4.2 and 4.3, it will have been deemed to have acquired a 75% Interest, free and clear of all Encumbrances with no further action required by it.

4.5
Other than the $100,000 firm commitment in Exploration Costs pursuant to subsection 4.2(c) above, the making of cash payments and share issuances to the Company, and incurring of Exploration Costs described in sections 4.2 and 4.3 are at Avaron’s option only, but nonetheless are required to keep the Option in good standing and accordingly are not firm and binding commitments of Avaron.

4.6	Within 30 days of the Execution Date, the Company shall deliver to Avaron a memorandum of agreement for notice to third parties of this Agreement that Avaron may register in respect of the Property.

4.7
Any common shares issuable by Avaron to the Company hereunder will be issued in accordance with applicable securities laws, and will be issued as fully paid and non-assessable common shares, free of any trading restrictions, except for such escrow or resale restrictions as may be imposed by applicable securities laws or the policies of the Exchange. Such common shares of Avaron will be issued as its capital is constituted on the Execution Date, and will be subject to adjustment in the event of any reorganization or reclassification of the capital of Avaron, including any subdivision or consolidation, or any reorganization, amalgamation, arrangement or merger with or into any other corporation, or in the event of any payment by Avaron of a stock dividend. As a condition of such reclassification or reorganization of capital, subdivision, consolidation, amalgamation, arrangement, merger, or payment of a stock dividend, the number of common shares of Avaron to be issued to the Company hereunder shall be adjusted and lawful and adequate provision shall be made whereby the Company shall thereafter have the right to receive upon the basis and upon the terms and conditions specified in this Agreement and in lieu of the common shares of Avaron issuable hereunder, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of common shares of Avaron issuable hereunder, had such reclassification or reorganization of capital, subdivision, consolidation, amalgamation, arrangement or merger, or payment of a stock dividend not taken place.

4.8
Notwithstanding anything else contained in this Agreement, Avaron shall have the right to terminate this Agreement at any time upon written notice, provided that Avaron will thereby forfeit any right, title or Interest in and to the Property, and will immediately reconvey title and return possession of the Property to the Company at the sole expense of Avaron. In the event of such termination, Avaron shall not be responsible for any further cash payments, share issuances or Exploration Costs, other than the $100,000 firm commitment of Exploration Costs pursuant to subsection 4.2(c) above. The Parties intend that the provisions of this section 4.8 will survive the termination of this Agreement.

4.9
Upon Avaron earning a 75% Interest in the Property in accordance with section 4.4, Avaron may elect to earn an additional 25% Interest in the Property pursuant to Article 5, or may elect to form a joint venture in accordance with section 6.4.

5.	THE ADDITIONAL OPTION & ALTERNATIVE ADDITIONAL OPTION

5.1
At any time from the fifth anniversary of the Execution Date until the date that is six months following the fifth anniversary of the Execution Date, Avaron may decide to proceed to Commercial Production (the “Production Decision”).

5.2
Subject to Avaron making the Production Decision, and provided that the Option has been exercised, the Company hereby grants to Avaron the exclusive right and option to acquire an additional 25% Interest in the Property, free and clear of all Encumbrances in accordance with the terms of this Agreement (the “Additional Option”). In connection with the grant of the Additional Option, Avaron shall have the right to enter onto and occupy the Property in order to conduct such activity as is contemplated in this Agreement. Avaron shall comply with the relevant terms of the Company’s leases of the Property and shall indemnify and hold harmless the Company for any claims, losses or damages suffered or incurred by the Company as a result of Avaron’s failure to so comply. The Parties intend that this indemnity will survive the termination of this Agreement.

5.3	In order for Avaron to acquire an additional 25% Interest pursuant to the Additional Option it must:

(a)	make a Production Decision within six (6) months following the fifth anniversary of the Execution Date;

(b)	commence Commercial Production by the third anniversary of the Production Decision;

(c)	pay $200,000 to the Company within five days of the Production Decision, as an advance royalty payment; and

(d)	subject to section 5.4 below, pay $200,000 to the Company on or before each of the second, third, fourth and fifth anniversaries of the Production Decision, as advance royalty payments.

These obligations must be met in accordance with the schedule set out in this Article 5 in order to keep the Additional Option in good standing.

5.4
If Commercial Production occurs at any time before the fifth anniversary of the Production Decision, no additional payments pursuant to section 5.3 are due from Avaron to the Company and Avaron shall grant the Net Smelter Royalty to the Company pursuant to section 7.1.

5.5	Upon Avaron making the cash payments as set forth in section 5.3, it will have been deemed to have acquired a 25% Interest free and clear of all Encumbrances with no further action required by it.

5.6
The making of cash payments described in section 5.3 are at Avaron’s option only but nonetheless are required to keep the Additional Option in good standing and accordingly are not firm and binding commitments of Avaron.

5.7
Within 30 days of the Execution Date, the Company shall deliver to SBH Fiduciary Services Ltd., as escrow agent (the “Escrow Agent”), undated registerable transfers in relation to the Property in favour of Avaron, in a form approved by Avaron, and such transfer documents shall be held by the Escrow Agent in trust and will not be released to Avaron for registration until Avaron has completed the acquisition of the 75% interest in the Property or the remaining 25% interest in the Property, as the case may be. Concurrently with the execution of this Agreement, the Parties agree to execute and deliver escrow instructions to the Escrow Agent for the deposit of the transfers into escrow and the release conditions.

5.8
As an alternative to the Additional Option, provided that the Option has been exercised, the Company hereby grants to Avaron the exclusive right and option to acquire an additional 25% Interest in the Property, free and clear of all Encumbrances in accordance with the terms of this Agreement (the “Alternative Additional Option”). In connection with the grant of the Alternative Additional Option, Avaron shall have the right to enter onto and occupy the Property in order to conduct such activity as is contemplated in this Agreement. Avaron shall comply with the relevant terms of the Company’s leases of the Property and shall indemnify and hold harmless the Company for any claims, losses or damages suffered or incurred by the Company as a result of Avaron’s failure to so comply. The Parties intend that this indemnity will survive the termination of this Agreement. In order for Avaron to acquire an additional 25% Interest pursuant to the Alternative Additional Option it must:

(a)	pay $100,000 to the Company on or before each of the sixth and seventh anniversaries of the Execution Date, as advance royalty payments;

(b)	issue to the Company 250,000 common shares of Avaron on or before each of the sixth and seventh anniversaries of the Execution Date; and

(c)
at its sole expense, complete drilling at a minimum of an additional 10,000 metres in depth on the Property or incur an additional Cdn$2,000,000 in Exploration Costs in lieu of such drilling, on or before the seventh anniversary of the Execution Date.

(d)
Upon Avaron satisfying the obligations set out in this section 5.8 it will have been deemed to have acquired an additional 25% Interest free and clear of all Encumbrances with no further action required by it. For greater certainty, the obligations in this section 5.8 are at Avaron’s option only but nonetheless are required to keep the Alternative Additional Option in good standing and accordingly are not firm and binding commitments of Avaron.

6.	EXPLORATION

6.1	Avaron will be the Operator during the term of this Agreement.

6.2	The Operator shall incur such Exploration Costs, in addition to those contemplated in Article 4, as it deems prudent or advisable.

6.3	Avaron shall be solely responsible for funding the Exploration Costs up until the termination of this Agreement.

6.4
If Avaron does not make the Production Decision, but Avaron has exercised the Option, or the Additional Option or the Alternative Additional Option is not exercised by Avaron for any reason, but Avaron has exercised the Option, then the Parties covenant and agree to negotiate in good faith and forthwith execute and deliver a joint venture agreement on standard industry terms, including the summary of the essential terms set out in Schedule B for the further exploration and development of the Property.

7.	ROYALTY

7.1
Upon Avaron acquiring a 100% Interest in the Property free and clear of all Encumbrances, Avaron shall grant to the Company a 2.5% Net Smelter Royalty as described in Schedule C. All advance royalty payments made to the Company pursuant to subsections 5.3(c) and (d) and section 5.8 above will be credited towards Avaron’s payment of the Net Smelter Royalty.

7.2
At any time Avaron may purchase all of the Net Smelter Royalty, by notice of such election to the Company and by paying to the Company $2,000,000 and issuing to the Company an additional 375,000 common shares of Avaron, as its capital is constituted on the Execution Date. The $2,000,000 cash payment will be increased by $1,000,000 per each $10/oz increase in the market price of silver and silver equivalent. The incremental unit market price increase will be based on the fair market price of the Product on the date of signing this Agreement, as determined under Schedule C. The overall Net Smelter Return buy-out payment will be capped at $4,000,000. Where in this Agreement, “silver equivalent” means the following:

Silver equivalent = (mineral grade X mineral recovery X Mineral Price Quotation) / (silver Mineral Price Quotation)

8.	AUTHORITY, DUTIES AND OBLIGATIONS OF THE OPERATOR

8.1
The Operator of the Property will have full authority to do everything necessary or desirable in accordance with good mining practice in connection with the day-to-day exploration, development or operation of the Property or the applicable part thereof.

8.2	Without limiting the generality of section 8.1, the Operator shall have the following duties and obligations:

(a)
to manage, direct and control all exploration, development and production operations in, on and under the Property, in a prudent and workmanlike manner, and in compliance with all applicable laws, rules, orders and regulations of Yukon Territory and applicable federal laws;

(b)
to provide to the Company for each three months during which any Exploration Costs have been incurred written progress reports showing the work carried out and the results obtained, and an immediate report of any significant results or discovery;

(c)
to provide the Company with copies of all sample location maps, drill hole assay logs, assay results and other technical data, including technical reports, compiled by or on behalf of the Operator with respect to the Property;

(d)	to perform its duties and obligations in a manner consistent with good exploration and mining practices;

(e)	to maintain the Property in good standing, including the payment of all taxes and maintenance charges, the cost of which may be credited to Exploration Costs;

(f)	to provide administrative and technical assistance and facilities necessary to support the exploration activities;

(g)
to transact, undertake and perform all necessary transactions, contracts, employments, purchases, operations, negotiations with third parties and any other matter or thing undertaken on behalf of the Parties but in the Operator’s name only;

(h)	to permit each Party or its representatives duly appointed in writing, at its own expense and risk, access to the Property, and all data derived from carrying out work hereunder;

(i)	to arrange for and maintain workers’ compensation or equivalent coverage for all eligible employees engaged by it in accordance with local statutory requirements;

(j)
to obtain, maintain and keep in force during the term of this Agreement the following insurance coverages (and to provide the Company with a certificate of insurance which shows the Company as a named insured on the policy):

(i)	commercial general liability insurance coverage against third party claims for bodily injury and property damage arising from the operations of Avaron with a limit of $5 million; and

(ii)	statutory insurance coverage and $2 million of automobile liability insurance coverage on any licensed vehicles on the Property that Avaron operates, owns or leases,

and to provide 30 days written notice to the Company prior to cancelling or amending any such insurance; and

(k)	to take all action and precautions reasonably necessary to protect and secure the Assets and in particular, without limiting the foregoing, store all drill core at a suitable facility.

(l)
The Operator is responsible for securing all permits for the exploration and production programs and all reclamation work and bonding requirements as stipulated in the permit conditions issued by the Yukon Territory Government.

8.3
In carrying out its exploration activities and incurring Exploration Costs on the Property, Avaron shall maintain in good standing all mining leases comprising the Property by the payment of all taxes and rentals and the performance of all other actions which may be necessary in that regard and to keep such mining leases free and clear of all liens and other charges arising from Avaron’s activities thereon except those at the time contested in good faith by Avaron. Avaron may use assessment work credits in respect of the Property where the maximum lease renewal term has been obtained. Such excess credits that are not required for any application for the renewal term for the Property can be used at Avaron’s discretion on any ground adjacent to the Property without obligations under this Agreement.

9.	SHARING OF AND CONFIDENTIAL NATURE OF INFORMATION

9.1
No Party will make any public statement or issue any press release concerning the transactions contemplated herein without the consent of the other Parties which consent shall not be unreasonably withheld. The Party making such disclosure will consult with the other Parties prior to making any statement or press release and the Parties will use all reasonable efforts, acting expeditiously and in good faith, to agree upon a text for such statement or release which is satisfactory to each of them within two business days. If the Parties fail to agree upon such text, the Party making the disclosure will make only such public statement or release as its counsel advises in writing is legally required to be made or is otherwise reasonable in the circumstances.

9.2
The Parties further agree that this Agreement will not be provided to any third party or used other than for the activities contemplated hereunder except as required by law or by the rules and regulations of any regulatory authority or stock exchange having jurisdiction (in which case the Party being compelled to disclose such information shall to the extent practical give the other Party an opportunity to review and provide reasonable comments on the disclosure), or with the written consent of the other Party, such consent not to be unreasonably withheld.

9.3
Consent to disclosure of information pursuant to Article 9 will not be unreasonably withheld where a Party wishes to disclose any such information to a third party for the purpose of arranging financing, entering into a corporate transaction or for the purpose of selling its Interest or its rights as contemplated in this Agreement, provided that such third party first enters into a written agreement with the other Party that any such information not theretofore publicly disclosed will be kept confidential and not disclosed to others on terms satisfactory to the other Party acting reasonably.

10.	NOTICES

10.1
Any notice, direction or other instrument required or permitted to be given under this Agreement will be in writing and may be given by the delivery of the same or by mailing the same by prepaid registered or certified mail or by sending the same by telecommunication, facsimile, e-mail or other similar form of communication, in each case addressed as follows:

(a)	If to the Company at:

Suite 900, 570 Granville Street
Vancouver, British Columbia
Canada V6C 3P1

Attention: David Wolfin, President
Facsimile No.: 604 682-3600
E-mail: dwolfin@oniva.ca

(b)	If to Avaron at:

Suite 900, 570 Granville Street
Vancouver, British Columbia
Canada V6C 3P1

Attention: Miloje Vicentijevic, President
Facsimile No.: 604 682-3600
E-mail: mgvicent@telusplanet.net

10.2	Any notice, direction or other instrument will:

(a)	if delivered, be deemed to have been given and received on the day it was delivered; and

(b)	if sent by telecommunication, facsimile, e-mail or other similar form of communication, be deemed to have been given and received on the business day following the day it was so sent.

10.3
A Party may at any time give to the other Party notice in writing of any change of address of the Party giving such notice and from and after the giving of such notice the address or addresses therein specified will be deemed to be the address of such Party for the purposes of giving notice hereunder.

11.	TERMINATION

11.1	Other than the provisions of this Agreement which explicitly survive termination, this Agreement will terminate upon the occurrence of the earliest of:

(a)	the written agreement by the Parties to terminate;

(b)	the failure by Avaron to fulfill its obligations under Articles 4 and 5 (subject to Articles 12 and 13); and

(c)	Avaron’s termination of this Agreement pursuant to section 4.8.

12.	FORCE MAJEURE

12.1
Except in the case of a lack of funds, the obligations of a Party shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including without limitation, labour disputes (however arising and whether or not employee demands are reasonable or within the power of the Party to grant); acts of God; laws, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private licence, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of Environmental Laws; action or inaction by any federal, provincial or local agency that delays or prevents the issuance or granting of any approval or authorization required to conduct operations beyond the reasonable expectations of the Party seeking the approval or authorization; acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot; civil strife, terrorism, insurrection or rebellion; fire, explosion, earthquake; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors’ or subcontractors’ shortage of, or inability to obtain, labour, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; actions by native rights groups, environmental groups, or other similar special interest groups; or any other cause whether similar or dissimilar to the foregoing (an “Intervening Event”).

12.2
A Party relying on the provisions of section 12.1 will promptly give written notice to the other Party of the particulars of the Intervening Event and all time limits imposed by this Agreement will be extended from the date of delivery of such notice by a period equivalent to the period of delay resulting from an Intervening Event.

12.3
A Party relying on the provisions of section 12.1 will take all reasonable steps to eliminate any Intervening Event and, if possible, will perform its obligations under this Agreement as far as commercially practical, but nothing herein will require such Party to settle or adjust any labour dispute or to question or to test the validity of any law, rule, regulation or order of any duly constituted governmental authority or to complete its obligations under this Agreement if an Intervening Event renders completion commercially impracticable. A Party relying on the provisions of section 12.1 will give written notice to the other Party as soon as such Intervening Event ceases to exist.

13.	DEFAULT

13.1
Notwithstanding anything in this Agreement to the contrary, if any Party (a “Defaulting Party”) is in default of any requirement herein set forth the Party or Parties affected by such default will give written notice to the Defaulting Party specifying the default and the Defaulting Party will not lose any rights under this Agreement, unless within 30 days after the giving of the first notice of default by an affected Party the Defaulting Party has failed to take reasonable steps to cure the default by the appropriate performance and if the Defaulting Party fails within such period to take reasonable steps to cure any such default, the affected Party will be entitled to seek any remedy it may have on account of such default including terminating this Agreement and/or seeking the remedies of specific performance, injunction or damages.

14.	GENERAL

14.1
The Parties will execute such further and other documents and do such further and other things as may be necessary or convenient to carry out and give effect to the intent of this Agreement, including in connection with engaging the services of the Escrow Agent.

14.2	Time will be of the essence in the performance of this Agreement.

14.3
This Agreement may be assigned by either Party only in compliance with the provisions set forth herein, and will enure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns. In the event that Avaron wishes to sell, transfer or assign its rights and obligations under this Agreement to any third party, such sale, transfer or assignment will not be binding upon the Company until notice of such sale, transfer or assignment has been delivered to the Company, and the purchaser, transferee or assignee has agreed to be bound by the terms of this Agreement, and provided that the obligation of Avaron to issue its common shares to the Company under sections 4.3 and 7.2 above is not transferable or assignable without the prior written consent of the Company and adequate provision being made acceptable to the Company for the issuance of equivalent securities or assets to the Company.

14.4
This Agreement (including the Schedules thereto) constitutes the entire agreement between the Parties and, except as hereafter set out, replaces and supersedes all prior agreements, memoranda, correspondence, communications, negotiations and representations, whether oral or written, express or implied, statutory or otherwise between the Parties with respect to the subject matter herein. There are no implied covenants contained in this Agreement other than those of good faith and fair dealing.

14.5	This Agreement will be governed by and construed according to the laws of British Columbia and the federal laws of Canada applicable therein.

14.6	This Agreement may only be amended by the written agreement of all the Parties hereto and their permitted successors and assigns.

14.7
This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but each of which shall constitute one and the same instrument. This Agreement may also be executed and delivered by any Party by sending a faxed, e-mail or any other form of telecommunicated copy to the other Party, which when so delivered shall be considered for all purposes to be good delivery, as if it were an original signature of that Party.

IN WITNESS WHEREOF the Parties hereto have executed these presents as of the day and year first above written.

AVINO SILVER & GOLD MINES LTD.

By:	/s/ David Wolfin
Name: David Wolfin
Title:

AVARON MINING CORP.

By:	/s/ Miloje Vicentijevic
Name: Miloje Vicentijevic
Title

SCHEDULE A

Description of Property

AVINO SILVER & GOLD MINES LTD. – EAGLE PROPERTY MINING LEASES, YUKON

District	Grant Number	Reg Type	Quartz Lease	Claim Name	Claim Owner	Operation Recording Date	Claim Expiry Date	NTS Map Number
Mayo	14871	Quartz	NM00113	ALEXANDRA	Avino Silver and Gold Mines Ltd. - 100%.	10/12/1923	4/29/2021	105M14
Mayo	14873	Quartz	NM00114	NATHALIE	Avino Silver and Gold Mines Ltd. - 100%.	10/12/1923	4/29/2021	105M14
Mayo	16171	Quartz	NM00115	EAGLE FRAC.	Avino Silver and Gold Mines Ltd. - 100%.	7/13/1926	4/29/2021	105M14
Mayo	38811	Quartz	NM00116	EAGLE 2	Avino Silver and Gold Mines Ltd. - 100%.	11/12/1934	4/29/2021	105M14
Mayo	38815	Quartz	NM00117	EAGLE 1	Avino Silver and Gold Mines Ltd. - 100%.	11/14/1934	4/29/2021	105M14
Mayo	55482	Quartz	NM00118	JEAN	Avino Silver and Gold Mines Ltd. - 100%.	1/24/1947	4/29/2021	105M14
Mayo	59662	Quartz	NM00119	NINA	Avino Silver and Gold Mines Ltd. - 100%.	8/11/1950	4/29/2021	105M14
Mayo	59663	Quartz	NM00120	TORO	Avino Silver and Gold Mines Ltd. - 100%.	8/11/1950	4/29/2021	105M14
Mayo	59664	Quartz	NM00121	PERO	Avino Silver and Gold Mines Ltd. - 100%.	8/11/1950	4/29/2021	105M14
Mayo	59665	Quartz	NM00122	CASA	Avino Silver and Gold Mines Ltd. - 100%.	8/11/1950	4/29/2021	105M14
Mayo	59666	Quartz	NM00123	LOMA	Avino Silver and Gold Mines Ltd. - 100%.	8/11/1950	4/29/2021	105M14
Mayo	59667	Quartz	NM00124	PORCO	Avino Silver and Gold Mines Ltd. - 100%.	8/11/1950	4/29/2021	105M14
Mayo	59668	Quartz	NM00125	GATO	Avino Silver and Gold Mines Ltd. - 100%.	8/11/1950	4/29/2021	105M14
Mayo	59669	Quartz	NM00126	PAVO	Avino Silver and Gold Mines Ltd. - 100%.	8/11/1950	4/29/2021	105M14

GALENA
HILL
Aerial Cableway
Cut Line
ARDELLE
HAWKS NEST
NO CASH
HARDWICK
EAGLE
NAETHING
NORTH STAR
HECTOR
CALUMET 1
FRONTIER
SPIDER
INCA FRACTION
MAN
CRIEF
VIOLA
BOBBIE 10
READY CASH
EILEEN
LILLY
MASTIFF
BEAR
BERRMAC 4
CLIMBER
EAGLE FRAC.
ARNOLD
CORAL
ETTA
ARCTIC
HUXLEY
FIG TREE
MIDWAY
NATHALIE
ALEXANDRA
EAGLE 2
BOBBIE 2
BOBBIE 4
PASCO
BIRMINGHAM
ORANGE
TOTOE
BERRMAC 2
WALL EYE
PACIFIC
SAXON
LOMA
TORO
PAVO
EDITH-CAVELL 1
EDITH-CAVELL 2
EDITH-CAVELL 3
EDITH-CAVELL 4
EDITH-CAVELL 5
EDITH-CAVELL 6
EDITH-CAVELL 7
BULLDOZER
LOUIS 1
LOUIS 3
LOUIS 4
PAGODA
CASA
GATO
PORO
ELINOR 2
DUNCAN 1
DUNCAN 2
DUNCAN 3
OVERTIME 13
OVERTIME 14
OVERTIME 16
OVERTIME 18
FALLS 11
YC42597
YC42598
YC42594
YC42595
YC42596
YC42589
YC42590
YC42591
YC42592
YC42577
YC42578
YC42579
YC42580
YC02012
YC02013
YC02014
YC02015
YC02016
YC02017
YC02018
YC02019
YC02029
YC02030
YC02031
YC02033
YC01775
YC01777
YC01778
YC01779
YC01780
YC01783
YC01785
YC01786
YC01787
YC01788
YC01789
YC01790
FISHER 7
FISHER 9
FISHER 11
FISHER 15
FISHER 16
FISHER 18
FISHER 20
FISHER 21
FISHER 22
FISHER 40
FISHER 41
FISHER 45
FISHER 46
FISHER 47
FISHER 57
FISHER 58
FISHER 59
FISHER 61
K 42
K 45
K 46
K 47
K 50
4400
4200
3800

Eagle Property, Galena Hill, Yukon – NTS 105M/14

SCHEDULE B

Summary of Joint Venture Agreement Terms

1.	Definitions

-	as applicable

2.	Representations and Warranties

-	due incorporation
-	power and authority
-	ownership and title to assets
-	no adverse claim

3.	Purpose and Creation of the Joint Venture

-	best efforts to explore and develop property
-	joint venture does not create partnership
-	rights and obligations several and not joint or joint and several
-	beneficial ownership in proportion to respective interest
-	rights and obligations of parties strictly limited to the applicable joint venture property

4.	Dilution

-	initial deemed contributions and investment in proportion to each Party’s initial Interest (initially, 75% to Avaron - $7.5 million, and 25% to the Company - $2.5 million)
-	dilution of initial Interests based on proportionate funding of future costs
-	reduction of Interest below 10% results in loss of Interest, in consideration of a Net Smelter Royalty of 3% without any buy-down provisions

5.	Executive Committee

-	Two representatives and one alternate representative for each Party, with chairperson designated by Avaron and having casting vote in the event of a deadlock
-	votes equal percentage Interest in the Property from time to time
-	quorum equal to one representative of each Party

6.	Operator

-	Avaron is operator at all times during the currency of the joint venture and afterwards as long as it holds at least a 50% Interest
-	indemnification to the Party who is not the operator for non-negligent activities
-	monthly reports from Operator to the other Party

7.	Power, Duties and Obligations of Operator

-	standard

8.	Programs

-	expenditures incurred pursuant to work programs approved by majority of Executive Committee members
-	submission of proposed program within 60 days of completion of previous work programs
-	60 days to elect to participate in a program
-	minimum 6 month, maximum 12 month budget program periods

9.	Accounting Procedures

-	cash calls
-	administration overhead allowance 10% exploration, 3% development, 1.5% mining

10.	Information and Data

-	joint access to Property and project data/materials

11.	Partition

-	no partition

12.	Right of First Refusal

-	standard

13.	Royalty

-	Net Smelter Royalty general terms as defined in Schedule C, but as specifically amended by the terms hereof

14.	Force Majeure

-	standard

15.	Notice

-	similar to Article 10 of Option Agreement

16.	Waiver

-	standard

17.	Further Assurances

-	standard

18.	Use of Name

-	no use of name of other Party

19.	Entire Agreement

-	standard

20.	Amendment

-	in writing

21.	Dispute

-	The courts of British Columbia

22.	Right to Audit

-	Party to the Joint Venture Agreement acquiring a net smelter royalty has the right to audits

23.	Document Retention on Termination

-	standard

24.	Enurement

-	standard

25.	Governing Law

-	Province of British Columbia and the federal laws of Canada applicable therein

26.	Severability

-	standard

27.	Number and Gender

-	standard

28.	Headings

-	standard

29.	Time of Essence

-	standard

30.	Regulatory Approval

-	standard

31.	Assignment

-
consent of Party required of assignment by other Party, except if assignment being made to an Affiliate of the other Party as defined in the Securities Act (British Columbia) and provided such Affiliate agrees in writing to be bound by the terms of the Joint Venture Agreement

SCHEDULE C

Net Smelter Royalty

DEFINITION, CALCULATION AND PAYMENT OF NET SMELTER ROYALTY

The Net Smelter Royalty is the percentage provided in this Schedule attached and calculated and paid by Payor (as defined below) to the Royalty Holder (as defined below) in accordance with the following provisions:

1.           Definitions

Unless otherwise set forth below, all capitalized terms used in this Schedule shall have the meaning ascribed to them in the Agreement.

“Calendar Quarter” means each three-month period ending March 31st, June 30th, September 30th and December 31st of each calendar year.

“Mineral Content” means all marketable ores, concentrates, metals and minerals contained in Subject Ore as separately estimated by the Payor using head grade or assays taken prior to entering mill or heap leach facilities, mill or heap leach operation recovery levels, and recoveries and other adjustments at the refinery, as key components in the calculation of Mineral Content.

“Mineral Price Quotation” for a Product means the final sale price as quoted for the Product on the London Metals Exchange, as published in Metals Week or a similar publication. If publication of the final quotation on the London Metals Exchange shall be discontinued, the parties shall select a comparable commodity quotation for purposes of calculating the Net Smelter Returns. If such selection has not been completed prior to the end of the calendar month following the month in which the quotation is discontinued, the average quotation for the calendar month in which the quotation is discontinued shall be used on an interim basis pending such selection.

“Net Smelter Returns” for a Calendar Quarter in respect of all of the Product means the sum of (i) for each of the Products, the average Mineral Price Quotation for the Product for a Calendar Quarter multiplied by the total number of appropriate units of measurement of the Product beneficiated by the Payor or credited by the smelter, refiner or other bona fide purchaser to the Payor during that Calendar Quarter; less (ii) the deductions, adjustments and credits set forth in Section 3.

“Net Smelter Royalty” means Two Point Five Percent (2.5%) of Net Smelter Returns.

“Payor” means the Party who produces and sells Products from the Property from which the Royalty Holder is entitled to a Royalty as provided in the agreement.

“Product” shall mean Subject Ore at its highest stage of processing.

“Property” shall have the definition provided in the Agreement.

“Royalty Holder” means the Party or its successors or assigns that becomes entitled to a Royalty, as provided in the Agreement.

“Smelter Returns” for a Calendar Quarter in respect of all of the Products means, for each of the Products, the average Mineral Price Quotation for the Product for a Calendar Quarter multiplied by the total number of appropriate units of measurement of the Product beneficiated by the Payor or credited by the smelter, refiner or other bona fide purchaser to the Payor during that Calendar Quarter.

“Subject Ore” means all ore mined by the Payor from the Property.

2.           Reservation of Royalty

The Payor shall pay and the Royalty Holder shall be entitled to receive as the royalty, 2.5% of Net Smelter Returns.

3.           NSR Deductions

In calculating the Net Smelter Royalty, the Payor shall be entitled to deduct from Smelter Returns the following costs, to the extent incurred and borne by the Payor:

(a)
all smelting, minting and refining costs, and treatment charges and penalties at the smelter or refinery including, but without being limited to, deductions charged for metal losses and penalties for impurities;

(b)
all costs of transporting the Products from the Property to a smelter, mint or refinery including, without restricting the generality of the foregoing, any and all costs of insurance in respect thereto;

(c)	all sampling, assaying and representation charges in connection with sampling and assaying carried out after the Products have left the Property;

(d)	costs and expenses, if any, of marketing the Products, other than gold; and

(e)
taxes levied by any government on the value of Products produced or sold, but excluding income taxes if such charges are actual costs payable out of the proceeds received from a bona fide purchaser or are shown as deductions therefrom.

4.           General Provisions

(a)	Arm’s Length Provision

If smelting and/or refining are carried out in facilities owned or controlled by the Payor, charges, costs and penalties for such operations, including transportation, shall mean the amount that the Payor would have incurred if such operations were carried out at facilities not owned or controlled by the Payor then offering similar custom services for comparable products on prevailing terms.

(b)	Payment of the Royalty

All royalty or provisional royalty payments will be payable on or before the 30th day following each Calendar Quarter. Each such quarterly payment to the Royalty Holder shall be accompanied by a statement in reasonable detail showing the calculation of the payment. Each such quarterly payment shall be subject to adjustment as provided below in the next quarterly payment or when the final report for the year is issued as specified below.

(c)	Provisional Payments

If any payment becomes due and payable to the Royalty Holder prior to the Payor’s final estimates of the total amount payable, then the Payor shall pay the Royalty Holder a provisional royalty payment using the Payor’s then current estimates of the amount payable for Products produced during the Calendar Quarter.

(d)	Adjustments

The following adjustments shall be taken into account in determining the royalty payments or provisional royalty payments and shall be specified in a statement which will accompany each payment:

(i)	All payments made by the Payor to the Royalty Holder pursuant to Articles 4 and 5 of the Agreement shall be applied as credits toward the payment of the Net Smelter Royalty;

(ii)	Any adjustments to charges, costs, deductions or expenses imposed upon or given to the Payor but not taken into account in determining previous royalty payments;

(iii)
Any adjustments in the number of appropriate units of measurement of Products, beneficiated by the Payor, or previously credited to the Payor by a smelter, refiner or bona fide purchaser of Products shipped or sold by the Payor;

(iv)	Any adjustments in Mineral Content and average percentage recovery; and

(v)	Any payments that have not otherwise been credited against previous royalty payments.

(e)	Annual Final Report

Within 90 days after the end of each calendar year, the Payor shall deliver or cause to be delivered to the Royalty Holder a final report for the year certified as being accurate by a responsible officer of the Payor showing in reasonable detail the calculation of the royalty due the Royalty Holder for the prior year and all adjustments to the quarterly or other periodic reports and payments for the year. With such final report, the Payor shall, if applicable, make such additional royalty payment as is required by the report. If such report indicates that the Royalty Holder has received more than it should have been paid in respect of the royalty due to the Royalty Holder, then the excess shall be deducted from the next payment obligation owed pursuant to the provisions of this Schedule or, in the event of a temporary or permanent cessation of production, the Royalty Holder shall repay the excess within 15 days of the annual report.

(f)	Assignment by Payor

Upon any assignment, conveyance, termination or abandonment of the Property or any portion thereof, as the case may be, by the Payor, the Payor shall have no further obligation to the Royalty Holder in respect of the Property or such portion, as the case may be; provided that, in the case of assignment or conveyance, it shall be a condition of any assignment or conveyance that the assignee or transferee shall have agreed to assume the Payor’s obligation to the Royalty Holder to pay the royalty in respect of that portion of the Property acquired by such assignee or transferee.

(g)	Assignment by Royalty Holder

Notwithstanding anything to the contrary herein contained, if any part of the right to receive the Royalty is assigned by the Royalty Holder, it shall be a condition of such assignment that the assignee agrees with the Payor and all other parties entitled to receive any part of the Royalty as follows:

(i)
the amount of any royalty payable hereunder shall be settled only with the Royalty Holder or an authorized nominee (herein collectively called the “Nominee”) as designated by notice to the Payor (such notice to be executed by all parties entitled to receive any part of the Royalty), and such settlement shall be final and binding upon all interested parties and the Payor shall not be required to make any accounting to any person save such Nominee;

(ii)
payment of the royalty shall be made only to or to the order of the Nominee “In Trust” and such payment shall constitute a full and complete discharge to the Payor and it shall have no obligation to see to the distribution of any such payment;

(iii)	the Payor may settle disputes arising hereunder with the Nominee and such settlement shall be final and binding upon all interested parties;

(iv)	the Payor may rely upon any direction, advice or authorization signed by the Nominee and may act thereon as if the same was signed by all interested parties; and

(v)
the Payor shall not be required to deal with any person except the Nominee. Each interested party shall exercise all of their respective rights only through the Nominee and shall require each of their respective assignees to agree in writing to be bound by the provisions hereof.

(h)	Royalty Running With the Property

The Net Smelter Royalty created herein shall be a real property interest in all portions of the Property to which the royalty applies sufficient to secure the royalty payments herein provided.

(i)	Purchase of Net Smelter Royalty

The Payor may at any time purchase all of the Net Smelter Royalty pursuant to the terms of the Agreement. In the event of any such purchase, the Net Smelter Royalty will be adjusted commencing on the first day of the next Calendar Quarter.

(j)	Abandonment

In the event Payor intends to abandon any of the lands comprising a portion or all of the Property (“Abandonment Property”), Payor shall first give notice of such intention to Royalty Holder at least 70 days in advance of the proposed date of abandonment. If not later than 10 days before the proposed date of abandonment Payor receives from Royalty Holder written notice that Royalty Holder desires Payor to convey the Abandonment Property to Royalty Holder, Payor shall, without additional consideration, convey the Abandonment Property in good standing by quit claim deed, without warranty, to Royalty Holder and shall thereafter have no further obligation to maintain the title to the Abandonment Property. If Royalty Holder does not timely give such notice to Payor, Payor may abandon the Abandonment Property and shall thereafter have no further obligation to maintain the title to the Abandonment Property; provided, however, if Payor reacquires any of the ground covered by the Abandonment Property at any time within five (5) years following abandonment, Minerals previously or thereafter produced from such ground shall be subject to this Agreement.